Exhibit 99.1

ABX AIR, INC. REPORTS FIRST QUARTER RESULTS

Continued Strong Growth in Charter Segment Results

WILMINGTON, OH – May 9, 2007—ABX Air, Inc., (NASDAQ: ABXA) today reported net earnings of $4.3 million, or $0.07 per common share, and revenues of $288.1 million for the first quarter of 2007.

Revenues declined $81.1 million from $369.2 million in the first quarter of last year. Net earnings declined to $4.3 million from $8.1 million, or $0.14 per share, in the first quarter of 2006.

Comparisons of ABX Air’s results in the first quarter of 2007 with its results in the first quarter of 2006 are principally affected by two significant items:

•

Net earnings for the first quarter of 2007 included a deferred (non-cash) income tax expense of $2.6 million, or $0.04 per share. No such expense was recorded in the first quarter of 2006 as the amount was offset by a reduction in the tax valuation allowance. While ABX expects to record deferred income tax expense in 2007 at approximately 38% of pre-tax earnings, existing net operating loss carryforwards are such that the Company does not expect to be a cash payer of federal income taxes until 2009 or later.

•

Net earnings for the first quarter of 2006 included $1.3 million, or $0.02 per share, in income from line-haul management operations for ABX Air’s principal customer, DHL. DHL assumed those operations from ABX Air in the second quarter of 2006.

“As expected, the 2007 non-cash income tax expense and last year’s transition of line-haul to DHL had a significant effect on year-over-year comparisons,” stated Joe Hete, President and CEO of ABX. “On the other hand, our business is better positioned for growth as an independent provider of air cargo services than it was a year ago, and our new agreement with All Nippon Airways launches us into new global markets.”

Pre-tax earnings declined $1.2 million to $6.9 million compared to $8.1 million a year ago. The declines in revenues and pre-tax earnings were expected as a result of DHL assuming management of its line-haul trucking operations from ABX Air in May of last year. ABX Air’s pre-tax earnings from those line-haul management operations were approximately $1.3 million on revenues of $65.3 million in the first quarter of 2006.

Revenues from ABX Air’s charter segment increased 83% to $7.0 million in the first quarter of 2007 compared to the corresponding period in 2006. ABX continues to deploy additional aircraft into its charter segment, as demand for these aircraft is strong, giving ABX the opportunity to further diversify its customer base and grow earnings. Pre-tax earnings from this segment increased to $1.0 million in the first quarter of 2007 compared to $0.2 million in the first quarter of 2006.

“We are looking forward to expanding our own ACMI operations via our new agreement with All Nippon Airways, under which we will operate two of our Boeing 767-200 aircraft in support of ANA’s cargo operations throughout the Asian market. We’re particularly honored to be the first non-Japanese carrier approved to conduct air cargo operations on behalf of a Japanese airline,” stated Hete.

Results Associated with the DHL Segment

ABX Air’s commercial agreements with DHL are an aircraft, crew, maintenance and insurance agreement (“ACMI agreement”), and a hub services agreement (“Hub Services agreement”). Under each agreement, ABX Air earns a base mark-up of 1.75% on eligible costs and can earn incremental mark-ups for meeting certain quarterly cost-related goals as well as other annual cost-related and service goals. Any earnings from attainment of annual cost-related and service-related goals are recognized in the fourth quarter.

ABX Air’s pre-tax earnings from its two commercial agreements with DHL were $3.8 million during the first quarter of 2007, compared to $5.3 million in the first quarter of 2006, or $4.0 million excluding line-haul operations that transitioned to DHL in May 2006. The 2007 pre-tax results included $3.2 million from the base mark-up and $0.6 million in incremental mark-up, the latter representing 100% of the maximum, cost-related incremental mark-up possible under the ACMI agreement. No incremental mark-up was realized from the Hub Services agreement in the first quarter of 2007.

In the first quarter of 2006, ABX Air recognized $3.7 million of pre-tax earnings from the base mark-up and $1.5 million from incremental mark-up, including $0.7 million related to the ACMI agreement and $0.8 million under the Hub Services agreement. The maximum incremental mark-up was earned under both the ACMI and Hub Services agreements in 2006. The decline in incremental mark-up in 2007 is primarily related to lower package volumes handled and comparatively more severe winter weather during the first quarter of 2007, which negatively impacted Hub Services costs.

Results from Non-DHL Operations

Charter Segment

Charter revenues grew to $7.0 million for the first quarter of 2007 compared with $3.9 million in the first quarter of 2006. Additional Boeing 767 freighter aircraft that ABX Air has deployed since the first quarter of 2006 drove charter revenue growth. ABX Air began 2007 with four Boeing 767 aircraft in this segment, added one more aircraft during the first quarter and added two more in April. During the first quarter of 2006, the Company operated two Boeing 767 aircraft in its charter operations. Charter pre-tax earnings were $1.0 million, 14% of charter revenues, for the first quarter of 2007, as compared to pre-tax earnings of $0.2 million, or 6% of charter revenues in the first quarter of 2006. As a percentage of revenues, 2007 margins improved due to the deployment of lower cost aircraft compared to the first quarter of 2006.

“We are pleased with our charter results during what is traditionally a soft quarter for ACMI markets,” stated Hete. “The outlook for the remainder of the year is encouraging. We expect to deploy five more Boeing 767 in 2007 along with one in 2008 for a total of thirteen aircraft in this segment. Our new agreement with All Nippon Airways to place two Boeing 767 aircraft in Asia starting this month is expected to generate a minimum of $22 million in additional revenues per year and will provide us with the momentum to expand into the fast growing Asian cargo markets,” continued Hete. Including the two aircraft under contract to All Nippon Airways Co., Ltd., three of the five remaining aircraft that ABX plans to add in 2007 are already under contract.

Other Business Activities

Other non-DHL revenues increased $3.6 million to $8.1 million in the first quarter of 2007 compared to the first quarter of 2006, driven by mail handling services for the United States Postal Service and aircraft maintenance services. During 2007, margins as a percentage of revenues declined due to a revenue mix weighted more toward lower-margin mail handling compared to 2006. Pre-tax earnings from other non-DHL activities declined slightly during the first quarter of 2007 compared to the first quarter of 2006 due to additional expenditures for supporting and expanding other non-DHL business opportunities.

Conference Call

ABX Air will host a conference call to review its financial results for the first quarter of 2007 on Thursday, May 10, 2007, at 10:00 AM Eastern Time. Participants should dial (800) 237-9752 and international participants should dial (617) 847-8706 ten minutes before the scheduled start of the call and ask for conference ID #60119922. The call will also be webcast live (listen-only mode) via either www.abxair.com or www.earnings.com for individual investors and www.streetevents.com for institutional investors. A replay of the conference call will be available an hour after the conclusion of the call. It will be available by phone for five days after the call at (888) 286-8010 (international callers (617) 801-6888); use pass code ID #40839702. The webcast replay will remain available via www.abxair.com or www.earnings.com for 30 days.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. ABX Air’s actual results may differ materially from the results discussed in the forward-looking statements. There are a number of important factors that could cause ABX Air’s actual results to differ materially from those indicated by such forward-looking statements. These factors include but are not limited to a significant reduction in the scope of services under the commercial agreements with DHL, maintaining cost and service level performance, the ability to generate revenues from sources other than DHL and other factors that are contained from time to time in ABX Air’s filings with the U.S. Securities and Exchange Commission, including ABX Air’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ABX Air’s forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ABX Air undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

ABX AIR, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
REVENUES	$288,062	$369,165

OPERATING EXPENSES:
Salaries, wages and benefits	157,925	164,765
Fuel	58,953	61,338
Maintenance, materials and repairs	22,872	32,638
Depreciation and amortization	11,943	11,003
Landing and ramp	9,801	7,606
Rent	2,518	2,430
Purchased line-haul	1,671	65,494
Other	13,592	14,109

	279,275	359,383

	8,787	9,782

INTEREST EXPENSE, NET OF INTEREST INCOME	(1,905)	(1,689)

EARNINGS BEFORE INCOME TAXES	6,882	8,093
INCOME TAX EXPENSE	(2,615)	—
NET EARNINGS	$4,267	$8,093

EARNINGS PER SHARE:
Basic earnings per share	$0.07	$0.14

Diluted earnings per share	$0.07	$0.14

WEIGHTED AVERAGE SHARES:
Basic	58,282	58,270

Diluted	58,589	58,413

ABX AIR, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2007	December 31, 2006
ASSETS:
Cash	$37,382	$63,219
Marketable securities	17,295	15,374
Accounts receivable, net	17,060	10,365
Deferred income taxes	14,691	14,691
Other current assets	21,229	22,521

Total Current Assets	107,657	126,170
Other assets	9,875	7,966
Deferred taxes	82,070	87,024
Property and equipment, net	482,413	458,638

Total Assets	$682,015	$679,798

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities	$126,139	$144,278
Post-retirement liabilities	223,657	222,587
Other long-term obligations	206,740	192,723
Stockholders’ Equity	125,479	120,210

Total Liabilities and Stockholders’ Equity	$682,015	$679,798

ABX AIR, INC.

PRE-TAX EARNINGS SUMMARY

(In thousands)

	Three Months Ended March 31,
	2007	2006
REVENUES
DHL Contracts
ACMI
Base mark-up	$116,087	$128,145
Incremental mark-up	648	748

Total ACMI	116,735	128,893
Hub Services
Base mark-up	81,266	148,483
Incremental mark-up	—	792

Total Hub Services	81,266	149,275
Other Reimbursable	74,952	82,644

Total DHL Contracts	272,953	360,812
Charters	7,045	3,850
Other Activities	8,064	4,503

Total Revenues	$288,062	$369,165

EXPENSES
DHL Contracts
ACMI	$114,299	$126,054
Hub Services	79,888	146,863
Other Reimbursable	74,952	82,644

Total DHL Contracts	269,139	355,561
Charters	6,055	3,608
Other Activities	6,952	3,203

Total Expenses	$282,146	$362,372

PRE-TAX EARNINGS
DHL Contracts	$3,814	$5,251
Charters	990	242
Other Activities	1,112	1,300
Interest Income and Other	966	1,300

Pre-Tax Earnings	$6,882	$8,093

The Company does not allocate overhead costs that are reimbursed by DHL to its non-DHL activities. The provisions of the commercial agreements with DHL do not require an allocation of overhead until such time as ABX derives more than 10% of its total revenue from non-DHL business activities.